EXHIBIT 99.1


                INTERIM ANNOUNCES $574 MILLION CASH TENDER OFFER
                                FOR MICHAEL PAGE
             TRANSACTION WOULD LAUNCH INTERIM INTERNATIONAL PRESENCE


     Ft. Lauderdale, Fla., March 3, 1997--Interim Services Inc. (NYSE: IS) today announced a cash tender offer to purchase all of the outstanding shares of Michael Page Group PLC (London: PMG), a U.K.-based international provider of recruitment and staffing. Michael Page 1996 revenues were $220 million, with pre-tax income of $48 million. At today's exchange rates, the transaction is valued at approximately $574 million. The combined companies would have had 1996 revenues of $2.1 billion and approximately 1,040 offices serving nine countries. The transaction would make Interim a worldwide leader in professional recruitment and staffing. The acquisition is also expected to significantly augment expansion opportunities for Michael Page in North America and to accelerate the ability of Interim to expand its commercial staffing business in the UK, Continental Europe and the Pacific Rim.

     Interim expects to complete the tender offer within 90 days and anticipates the acquisition will be accretive in 1997 by $.01 to $.02, depending on the closing date and interest and foreign exchange rates. Management also believes the acquisition will be significantly accretive in 1998.

     According to Interim President and CEO Ray Marcy, "This is the most significant acquisition in Interim's 50 year history. It represents dramatic progress in our aggressive growth strategy aimed at distinguishing Interim worldwide as a comprehensive human resource partner with its clients. We are aligning ourselves with what we believe is the preeminent staffing and recruiting company operating outside of North America."

     Interim, based in Ft. Lauderdale, Fla., is a $1.8 billion staffing industry leader with approximately 1,000 offices in North America, Canada and Europe. Its Commercial Division makes up 80% of company revenues. In addition to traditional flexible staffing, through its Professional Services business unit Interim provides staffing and consulting services in accounting, legal, technology, human resources, search and outplacement. Its HealthCare Division, which comprises 20% of revenues, offers nurses, physicians, therapists and home health aides. Over the past decade, Interim revenues have grown at an annual average growth rate of 23%.

     Michael Page is a premier international recruiting and staffing company, which specializes in accounting, finance, technology, sales and marketing. Michael Page's 40 offices span the United Kingdom, France, The Netherlands, Germany, Australia, Hong Kong and Singapore. Its business is split 50% flexible staffing and 50% full-time placement, and its revenues increased 36% in fiscal year 1996.
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     Michael Page is a dominant force, particularly in the accounting and finance arena. A significant portion of its client base is comprised of the largest international banks and financial institutions in the world. The company has an excellent track record of success, particularly in its ability to operate at high profit margins. Its EBIT margins in 1996 were approximately 20%.

     With the acquisition completed, Interim would become a worldwide leader in professional services in terms of size, scope of services and global coverage. Combined revenues on a full-year pro forma basis for 1997 in the professional services arena alone should exceed $700 million.

     Michael Page would have the immediate ability to expand under its brand name in major financial centers throughout the U.S., such as New York, San Francisco and Los Angeles. Once established in the U.S., Michael Page would have a unique presence in nearly all major financial centers in the world, enabling it to recruit and place financial talent on an international basis--from London to Hong Kong, or from New York to Sydney.

     Michael Page has built a strong infrastructure throughout the world's most developed temporary help markets, while focusing exclusively on higher-margin professional services. The combination will enable Interim to leverage this infrastructure and expand its temporary help and workforce management operation (Commercial Staffing business), replicating abroad the synergies that exist between Interim Commercial Staffing and Professional Services in the U.S.

     Michael Page Chief Executive Terry Benson will remain with the company and retain his current title. He will continue to have primary responsibility for developing the Michael Page brand worldwide, while Michael Page Finance Director Ian Nash will continue to manage its financial direction. Michael Page will operate as a subsidiary of Interim Services Inc.

     Benson stated, "We have strategically aligned ourselves with the finest staffing company in North America. After many months of getting to know one another, we have great comfort in the similarities in our culture, philosophy and vision. We believe Michael Page's entry into the important U.S. market will be greatly accelerated by this transaction and the extensive Interim client base. We are additionally pleased to introduce Interim to our clients worldwide, thereby expanding the range of services provided to them to include temporary help."

     Marcy added, "We are extremely impressed with Terry and the credentials of his entire management team. While operating in different parts of the world, we are amazed at how aligned the two companies are in terms of business philosophy, specifically the goal of creating a decentralized management structure and providing value-added client services."

     Interim will finance the acquisition under a $675 million senior loan facility provided by NationsBank. This facility will allow the company to continue to make smaller, selective acquisitions, in addition to those recently announced--AimExecutive Holdings, Inc. and Interplan and Allround in The Netherlands.

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     Interim Chief Financial Officer Roy Krause commented, "Michael Page's dramatic growth has come entirely from internal expansion, and yet they remain a significant generator of cash. At the end of 1996, Michael Page had more than $60 million in cash on its balance sheet."

     This press release contains certain forward-looking statements regarding the prospects of Interim and net income per share estimates which involve risks and uncertainties. The company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under the "Risk Factors" and elsewhere in the company's Registration Statement on Form S-3 dated October 17, 1996, and as discussed in the company's reports on Forms 10-K , 10-Q and 8-K made under the Securities and Exchange Act of 1934. In addition, changes in market, business or economic conditions, fluctuations in currency exchange rates or significant acquisitions or other transactions could create material differences in the results anticipated in these forward looking statements.

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